BYLAWS
                                OF
                  INFOCALL COMMUNICATIONS CORP.

The following shall be known as the bylaws of the Corporation, the bylaws being rules of self government of the Corporation. These bylaws are the set of rules by which the corporation operates on a daily basis and settles disputes that may arise from time to time; and they are binding on all those associated with the Corporation either now, or in the future. If the Bylaws are found to be inconsistent with State Law, then State Law will override. The Bylaws may be amended by the Directors provided there is a majority of Directors votes favoring the Amendments.


                           ARTICLE ONE
                             PURPOSE

The Corporation may take advantage of the rights granted to it by State law, and engage in any business allowed by State Business
Corporation Law.


                           ARTICLE TWO
                             DURATION

The Corporation has perpetual duration and succession on its corporate name and will exist until such time that the Board of Directors elects to end its existence.


                          ARTICLE THREE
                              POWERS

The Corporation has the powers given by State Business Corporation law, to do all things necessary or practical to carry out its business and affairs including without limitation, the power to sue, make contracts, deal in property of any kind, make investments, borrow or lend money, be a part of another entity, or conduct its business in any way allowed by the laws of this State.


                           ARTICLE FOUR
                              SHARES

The shares of the Corporation will be common stock, with full voting rights and identical rights and privileges, with no par value. The issuance of shares will be governed by the Board of Directors, as will be the consideration to be paid for the shares, which will meet the requirements of State Business Corporation Law. The own shares, declare and pay cash or stock dividends, or issue certificates.


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                           ARTICLE FIVE
                             MEETINGS

REGULAR MEETINGS

The Corporation may hold any number of meetings to conduct its business. At a minimum, it will hold an annual Shareholders' meeting at which the Directors will review with the Shareholders the operating results of the Corporation for the prior year, hold elections for Directors, and conduct any other business that may be necessary at that time. The place and time for the annual Shareholders' meeting will be at the offices of the Corporation on the 15th day of March, at 12:00 o'clock am/pm, each year. The Secretary will give proper notice to the Shareholders as may be required by law, however that notice may be waived by the Shareholder by submitting a signed waiver either before or after the meeting, or by his attendance at the meeting. Meetings may be held in or out of this State. Minutes must be taken by the Secretary for inclusion in the Corporate Records.

SPECIAL (NON REGULAR) MEETINGS

The Corporation may hold meetings from time to time at such times and places that may be convenient. These meetings may be Directors meetings or Shareholder meetings or combined Director and Shareholder meetings. Special Shareholder meetings may be called by the Board of Directors or demanded in writing by the holders of Ten percent or more shares. Special Director meetings may be called by the Chairman, the President, or any two Directors. The Corporate Secretary will give proper notices as may be required by law, however that notice may be waived by the individual by submitting a signed waiver either before or after the meeting, or by his attendance at the meeting. Meetings may be held in or out of this State. Minutes must be taken by the Secretary for inclusion in the Corporate Records.



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                           ARTICLE SIX
                              VOTING

From time to time it may be necessary for a Director or Shareholder to vote on issues brought before a meeting. No voting may take place at a meeting unless there is a quorum present. That is, a quorum of Directors must be present at a ;meeting before any Director may vote, and likewise a quorum of Shareholders must be present at a meeting before any Shareholder may vote. A quorum of Directors at a meeting is defined as a majority of the number of Directors. A quorum of Shareholders at a meeting is defined as a majority of the shares entitled to vote. If a quorum is present at a meeting, action on any matter may be passed if the number of votes favoring the action is cast by a majority. For voting purposes, a Director may cast one vote, and a Shareholder may cast one vote for each share held. A Shareholder may vote in person or by proxy.

                          ARTICLE SEVEN
                      ACTION WITHOUT MEETING

Directors or Shareholders may approve actions without a formal meeting if all entitled to vote on a matter consent to taking such action without a meeting. A majority still is required to pass
actions without a meeting.    The action must be evidenced by a
written consent describing the action taken, signed by the Directors or Shareholders 9depending on which group is taking the action) indicating each signer's vote or abstention on the matter, and it must be delivered to the Corporation Secretary for inclusion with the Corporate Records.

                          ARTICLE EIGHT
                            DIRECTORS

All corporate powers will be exercised by, or under the authority of, and the business affairs of the Corporation managed under the direction of, its Board of Directors. The Board may consist of one of more individuals, who need not need be Shareholders or residents of state. The terms of the initial Directors or subsequently elected Directors will end at the next Shareholders' meeting following their election at which time new Directors will be elected or the current Directors will be reelected.

A director may resign at any time by delivering a written notice to the Corporation. A Director may be removed at any time with or without cause if the number of votes cast to remove him exceeds the number of votes cash not to remove him. Vacancies on the Board will be filled by the Shareholders in the manner described above.

The Directors of the corporation are not liable to either the Corporation or its Shareholders for monetary damages for a breach of fiduciary duties unless the breach involves disloyalty to the corporation or its Shareholders, acts or omissions not in good faith, or self dealing. The Corporation may indemnify the Directors or Officers who are named as defendants in litigation relating to Corporate affairs and the Directors or Officers role therein.


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                           ARTICLE NINE
                             OFFICERS

The officers of the Corporation will be initially appointed by the Board of Directors. The officers of the corporation will be at least those required by State law, and any other officers that the Board of Directors may deem necessary. The duties and responsibilities of the Officers will be set by, and will be under the continued direction of, the Directors. Officers may be removed at any time with or without cause, and may resign at any time by delivering written notice to the Board of Directors. If allowed by state law, one person may hold more than one officer position.

PRESIDENT   The President is the principal executive officer of the
Corporation and in general supervises and directs the daily business operations of the Corporation, subject to the direction of the Board of Directors. The President is also the proper official to execute contracts, share certificates, and any other document that may be required on behalf of the Corporation. The President shall also preside at all meetings of Directors or meetings of Shareholders.

SECRETARY   The Corporate Secretary will in general be responsible
for the records of the Corporation which generally includes keeping minutes at any meeting, giving proper notice of any meeting, maintaining the Directors and Shareholder registers and transfer records; and along with the President, sign stock certificates of the Corporation.

VICE PRESIDENT   The Corporate Vice-President if appointed will be
responsible for duties to be assigned by the Board of Directors.

TREASURER   The Corporate treasurer if appointed will be
responsible for duties to be assigned by the Board of Directors.

OTHER OFFICERS   The directors may appoint other officers as the
deem necessary.